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                                                                       EXHIBIT 4

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                             STOCKHOLDERS AGREEMENT

         AGREEMENT, dated November 18, 1996, among Xechem International, Inc., a Delaware corporation (the "Company"); David Blech (the "Purchaser"); and Ramesh C. Pandey ("Pandey").

         WHEREAS, Pandey is the principal stockholder of the Company;

         WHEREAS, pursuant to a Stock Purchase Agreement (the "Purchase Agreement") among the Company, the Purchaser, and Pandey, the Purchaser and Pandey are on and after the date hereof acquiring certain shares of the capital stock of the Company; and

         WHEREAS, Pandey and the Purchaser desire to provide reasonable restrictions upon the transfer of shares of such capital stock and to agree to vote such shares in accordance with this Agreement;

         NOW, THEREFORE, it is hereby agreed as follows:

         I    Certain Definitions.  For purposes of this Agreement, the
following terms shall have the meanings indicated:

         1.1. Common Shares. "Common Shares" shall mean shares of the Company's Common Stock, par value $.00001 per share.

         1.2. Dispose Of. "Dispose Of" shall mean pledge, hypothecate, give away, sell, grant an option with respect to, or otherwise transfer, other than pursuant to a plan of merger or consolidation, to anyone, whether or not he is then a Stockholder. The term "Disposition" shall have a correlative meaning.

         1.3. Eligible Holders. "Eligible Holders" shall mean holders of Registrable Securities.

         1.4. Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         1.5. Family Donee. "Family Donee" with respect to a Stockholder shall mean (a) any parent, child, descendant, or sibling of the Stockholder, the spouse of any of the foregoing, or the spouse of the Stockholder; (b) any trust established by the Stockholder, or any trustee, custodian, fiduciary, or foundation which will hold the shares of Shares for charitable purposes or for the benefit of the Stockholder or any of the persons described in Section 1.5(a); and (c) committees, guardians, or other legal representatives of the Stockholder or of any of the persons described in Section 1.5(a).


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         1.6. Majority Holders.  "Majority Holders" shall mean stockholders who hold (or would hold, if all Purchaser Shares were converted to Common Shares) a majority of the Registrable Securities.

         1.7. Pandey Stockholders. "Pandey Stockholders" shall mean Pandey and all persons who obtain Shares from Pandey or another Pandey Stockholder in accordance with Section 2.1(b).

         1.8. Public Transaction. "Public Transaction" shall mean any Disposition of Shares in an open market broker's or underwritten transaction, whether pursuant to an offering registered under the Securities Act or pursuant to Rule 144 under the Securities Act.

         1.9. Purchaser Shares. "Purchaser Shares" shall have the meaning as defined in the Purchase Agreement.

         1.10. Purchaser Stockholders. "Purchaser Stockholders" shall mean the Purchaser, any other person who acquires Purchaser Shares pursuant to the Purchase Agreement, and any person who acquires Shares from another Purchaser Stockholder other than in a Public Transaction.

         1.11. Registrable Securities. "Registrable Securities" at any time shall mean then outstanding or reserved for issuance Common Shares (or, if the Amendment (as defined in the Purchase Agreement) is not filed by July 1, 1997, shares of Series 2 Stock) which are Purchaser Shares or underlying Conversion Shares (as defined in the Purchase Agreement) and which (i) are owned by (or issuable upon conversion of Purchaser Shares owned by) the Purchaser Stockholders and (ii) are not then eligible for immediate sale pursuant to an effective registration statement under the Securities Act or pursuant to paragraph (k) of Rule 144 under the Securities Act.

         1.12. SEC.  "SEC" shall mean the Securities and Exchange Commission.

         1.13. Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

         1.14. Shares. "Shares" shall mean all shares of capital stock of the Company, including Common Shares.

         1.15. Stockholder. "Stockholder" shall mean any person, other than the Company, who is or becomes a party to this Agreement.


         II   Restrictions on Transfer

         2.1. Permitted Transfer. (a) No Pandey Stockholder shall Dispose Of any Shares without the consent of the Purchaser, except as permitted by Section 2.1(b) or the last sentence of Section 2.2. Any other purported disposition shall be void.

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         (b) Notwithstanding Section 2.1(a), any Pandey Stockholder may at any
time and from time to time (i) Dispose Of all or a part of his Shares to (A) one or more of his Family Donees if each such Family Donee becomes a party to this Agreement upon acquisition of such Shares or (B) any other Pandey Stockholder who is a party to this Agreement or (ii) pledge Shares if the pledgee agrees not to seek the transfer of such Shares (on foreclosure or otherwise) except in accordance with Section 2.1(a). Any Pandey Stockholder effecting a Disposition pursuant to this Section 2.1(b) shall give immediate notice thereof to the Purchaser, including the name and address of the recipient of the Disposed Of Shares and a copy of such transferee's agreement as required pursuant to this Section 2.1(b).

         2.2. Tag-Along. If (a) any Pandey Stockholder shall propose to Dispose Of any Shares other than pursuant to Section 2.1(b), or (b) any Purchaser Stockholder shall propose to Dispose Of any Shares, such Stockholder (the "Selling Stockholder") shall give notice (a "Notice") of such proposed Disposition to the Purchaser, if the Selling Stockholder is a Pandey Stockholder, or Pandey, if such Selling Stockholder is a Purchaser Stockholder, describing the proposed Disposition. If such Disposition is a sale of Common Shares other than pursuant to a Public Transaction, then, in addition to the requirements of Section 2.1 (if the Selling Stockholder is a Pandey Stockholder), the Purchaser Stockholders collectively (if the Selling Stockholder is a Pandey Stockholder) or the Pandey Stockholders collectively (if the Selling Stockholder is a Purchaser Stockholder) (the Purchaser Stockholders collectively, or any of them, or the Pandey Stockholders collectively, or any of them, as the case may be, being the "Tagging Stockholders") shall have the right, by giving notice (a "Tag-Along Notice") to the Selling Stockholder within 10 days of the Notice, to sell, on the terms and to the transferee(s) described in the Notice, a number of Common Shares equal to the number of Common Shares then held by the Tagging Stockholders multiplied by a fraction (the "Fraction"), the numerator of which is the number of Common Shares proposed to be sold by such Selling Stockholder and the denominator of which is the number of Common Shares held by all Pandey Stockholders (if the Selling Stockholder is a Pandey Stockholder) or Purchaser Stockholders (if the Selling Stockholder is a Purchaser Stockholder) at the date of the Notice; and, if the Tagging Stockholders give a Tag-Along Notice, such Selling Stockholder shall not effect such Disposition unless the Tagging Stockholders are afforded such opportunity to sell such portion of their Common Shares. Any notice given by Pandey or the Purchaser pursuant to this Section 2.2 shall be deemed given by all Pandey Stockholders or Purchaser Stockholders, respectively; and, if the Pandey Stockholders or Purchaser Stockholders are entitled to sell shares pursuant to this Section 2.2, the shares to be sold shall be allocated among the Pandey Stockholders or Purchaser Stockholders, as the case may be, in proportion to their holdings of shares of Common Stock, or as they may otherwise agree. In the case of a Disposition by a Purchaser Stockholder pursuant to a Public Transaction, then, notwithstanding Section 2.1(a), each Pandey Stockholder shall be entitled to sell the Fraction of his shares of Common Stock, on such terms as such Pandey Stockholder may obtain.

         2.3. Termination. The provisions of this Article II shall terminate on the earliest of (a) the fifth anniversary of the date hereof, (b) the date, if any, on which the Purchaser or Pandey shall have defaulted on any of its or his obligations under Section 1.1 of the Purchase Agreement (provided, that (i) only a party's rights, but not its or his obligations, shall terminate as a result

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of such a default and (ii) such termination shall not take effect until the non-defaulting parties or party have afforded the defaulting party or parties at least 15 business days notice of and opportunity to cure such default), and
(c) the date on which the Purchaser Stockholders or Pandey Stockholders beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations thereunder) less than 10% of the outstanding Common Shares.


         III  Voting Agreement

         3.1. Voting. (a) Subject to any fiduciary obligations it may have, each Purchaser Stockholder agrees to vote all Shares beneficially owned by such Purchaser Stockholder for the election of Pandey as a director of the Company, and, further, to use his or its best efforts to cause Pandey to be named as the Chairman of the Board, President, and Chief Executive Officer of the Company. The Purchaser and each subsequent Purchaser Stockholder agrees not to Dispose Of any Shares to any person (other than in a Public Transaction) unless such transferee agrees to become a party to this Agreement as a Purchaser Stockholder, and a copy of such agreement is provided to Pandey.

         (b) The provisions of this Section 3.1 shall terminate on the earliest of (i) the date on which Pandey is discharged from the employ of the Company "for cause" (as such term is defined in the Employment Agreement, dated February 1994, between Pandey and the Company), (ii) the date, if any, on which Pandey shall have defaulted on any of his obligations under Section 1.1 of the Purchase Agreement (provided, that such termination shall not take effect until the Purchaser has afforded Pandey at least 15 business days notice of and opportunity to cure such default), and (iii) the date on which Pandey beneficially owns (as determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations thereunder) less than 10% of the outstanding Common Shares.

         3.2. Directors. (a) Following the Fourth Closing (as defined in the Purchase Agreement), the Company, Pandey, and, by their signature at the end hereof, each other current director of the Company agrees (subject to their fiduciary duties to the Company and its stockholders) to from time to time take such action as the Purchaser shall request from time to time (including, without limitation, calling and holding meetings of the Board of Directors or stockholders of the Company and amending the By-laws of the Company) to cause to be elected as directors of the Company such nominees of the Purchaser, in such number, as the Purchaser shall request.

         (b) The provisions of this Section 3.2 shall terminate on the earliest of (i) the fifth anniversary of the date hereof, (ii) the date, if any, on which the Purchaser shall have defaulted on any of its obligations under

Section 1.1 of the Purchase Agreement (provided, that such termination shall not take effect until Pandey has afforded the Purchaser at least 15 business days notice of and opportunity to cure such default), (iii) the date, if any, on which nominees of the Purchaser constitute a majority of the Board of Directors, and (iv) the date on which the

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Purchaser beneficially owns (as determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations thereunder) less than 50% of the outstanding Common Shares.


         IV   Registration Rights

         4.1. Request for Registration. (a) Subject to Sections 4.1(b) and (c), if the Company shall receive a written request (specifying that it is being made pursuant to this Article IV) from Majority Holders that the Company file a registration statement under the Securities Act covering the registration of at least 5% of the Registrable Securities, the Company shall, within ten business days of the receipt thereof, give written notice of such request to all Eligible Holders and shall file as soon as practicable, and in any event within 60 days of the receipt of such request, a registration statement under the Securities Act covering all Registrable Securities which the Eligible Holders request to be registered within 30 days of the mailing of such notice to all Eligible Holders.

         (b) Notwithstanding the foregoing, (i) the Company shall not be obligated to effect a registration pursuant to this Section 4.1 during the period starting with the date 60 days prior to the Company's estimated date of filing of, and ending on a date six months following the effective date of, a registration statement pertaining to an underwritten public offering of securities for the account of the Company, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective and that the Company's estimate of the date of filing such registration statement is made in good faith; (ii) if the Company shall furnish to the Eligible Holders initiating the registration request hereunder (the "Initiating Eligible Holders") a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company or its stockholders for a registration statement to be filed in the near future, then the Company's obligation to file a registration statement shall be deferred for a period not to exceed six months; provided, however, that the Company may furnish such a certificate to Initiating Eligible Holders only once in any one-year time period; and (iii) if the managing underwriter of an underwritten offering to be made pursuant to this Section 4.1 advises the Initiating Eligible Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Eligible Holders shall so advise all Eligible Holders whose Registrable Securities would otherwise be underwritten pursuant hereto, and the number of shares of Registrable

Securities that may be included in the underwriting shall be allocated among all Eligible Holders thereof in proportion to the amount of Registrable Securities owned by each Eligible Holder.

         (c) The Company shall be obligated to effect only two registrations pursuant to this Section 4.1.

         4.2. "Piggyback" Registration. (a) Subject to Section 4.2(b), if at any time the Company determines to register (including for this purpose a registration effected by the Company for stockholders other than the Eligible Holders) any Common Shares under the

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Securities Act in connection with the public offering of such securities solely for cash on an SEC Form that would also permit the registration of the Registrable Securities (other than Forms S-4 and S-8), the Company shall promptly give each Eligible Holder written notice of such determination. Upon the written request of each Eligible Holder given within 20 days after mailing of any such notice by the Company, the Company shall, subject to the provisions of this Section 4.2, cause to be registered under the Securities Act all of the Registrable Securities that each such Eligible Holder has requested be registered; provided however, that the Company shall not be required to proceed with such registration if the offering is abandoned in its entirety and no other securities are offered for sale.

         (b) In connection with any offering involving an underwriting of shares being issued by the Company, the Company shall not be required under this Section 4.2 to include any of the Eligible Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the reasonable opinion of the underwriters, jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by the Eligible Holders and other stockholders having registration rights to be included in such offering exceeds the amount of securities to be sold other than by the Company (or the stockholders initiating the registration) that the underwriters reasonably believe compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters believe will not jeopardize the success of the offering. In such event, the securities requested to be included which are excluded shall be apportioned pro rata among the Eligible Holders and, to the extent permitted by the contractual rights of other selling stockholders, all other prospective selling stockholders according to the total amount of securities requested to be included therein owned by each such Eligible Holder and other selling stockholder or in such other proportions as shall mutually be agreed to by such Eligible Holders and such other selling stockholders.

         4.3. Obligations of the Company.  Whenever required under this Article

IV to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                  (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the holders of a majority of the Registrable Securities registered thereunder, to keep such registration statement effective for up to 90 days.

                  (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.


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                  (c) Furnish to the Eligible Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request to facilitate the disposition of Registrable Securities owned by them.

                  (d) Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be necessary for the Eligible Holders to dispose of the Registrable Securities, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process or subject itself to taxation in any such states or jurisdictions.

                  (e) Enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter, if any, of such offering. Each Eligible Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                  (f) Notify each Eligible Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.


                  (g) Make generally available to its stockholders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act (including by means of satisfying the provisions of Rule 158 under the Securities Act) as soon as reasonably practical covering the 12-month period beginning with the first month of the Company's first fiscal quarter commencing after the effective date of the registration statement.

         4.4. Furnish Information. The Company shall not be required to include in any registration any Registrable Securities unless the holder thereof shall have furnished to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of the Registrable Securities.

         4.5. Expenses of Registration. All expenses other than underwriting discounts and commission incurred in connection with any registration, filing, or qualification pursuant to this Article IV, including, without limitation, all registration, filing, and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of a single counsel for the Eligible Holders and any other selling stockholders selected by them shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 4.1

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if the registration request is subsequently withdrawn at the request of the
Eligible Holders of a majority of the Registrable Securities to be registered (in which case all participating Eligible Holders shall bear such expenses), unless, at the time of such withdrawal, the Eligible Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Eligible Holders at the time of their request, in which case the Eligible Holders shall not be required to pay any such expenses and shall retain all rights pursuant to Section 4.1.

         4.6. Indemnification and Contribution. In the event any Registrable Securities are included in a registration statement under this Article IV:

                  (a) To the extent permitted by law, the Company will indemnify and hold harmless each Eligible Holder participating in such registration, the officers and directors of each such Eligible Holder, any underwriter (as defined in the Securities Act) for such Eligible Holder and each person, if any, who controls such Eligible Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages (as defined in the Purchase Agreement) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such Damages arise out of or are based upon any of the following statements, omissions or violations (collectively, a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto,
         (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law; and the Company will reimburse each such Eligible Holder, officer or director, underwriter, or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such action; provided, however, that the Company shall not be liable in any such case for any such Damages to the extent that it arises out of or is based upon (x) a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Eligible Holder or underwriter or (y) any untrue statement or alleged untrue statement made in, or omission or alleged omission from, any preliminary prospectus or final prospectus, if the final prospectus or the final prospectus as amended or supplemented, respectively, which shall have been furnished, to the underwriter or Eligible Holder claiming indemnification, prior to the time such underwriter sent written confirmation of or the Eligible Holder made such sale to the person alleging such statement, alleged statement, omission, or alleged omission, does not contain such statement, alleged statement, omission, or alleged omission and a copy of such final prospectus or such prospectus as amended or supplemented, respectively, shall not have been sent or given to such person; and provided, further, that in no case shall the Company be liable for amounts paid in

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         settlement if such settlement is effected without the written consent of the Company, which consent shall not be unreasonably withheld.

                  (b) To the extent permitted by law, each Eligible Holder participating in any registration will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each controlling person, and any underwriters, against any Damages to which the Company or any such director, officer, controlling person, or underwriter may become subject, under the Securities Act, the Exchange Act, or other federal or state law, insofar as such Damages arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Eligible Holder expressly for use in connection with such registration or as a result of a circumstance described in clause (y) of Section 4.6(a); and each such Eligible Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, or underwriter in connection with investigating or defending any such action; provided, however, that the indemnity agreement contained in this Section 4.6(b) shall not apply to amounts paid in settlement if such settlement is effected without the consent of the Eligible Holder, which consent shall not be unreasonably withheld; provided further that, in no event shall any indemnity under this
         Section 4.6(b) exceed the net proceeds from the offering received by such Eligible Holder.

                  (c) Promptly after receipt by an indemnified party under this
         Section 4.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually reasonably satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.

                  (d) To provide for just and equitable contribution under the Securities Act in any case in which (i) any indemnified party makes claim for indemnification pursuant to this Section 4.6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact the express provisions of this Section 4.6 provide for indemnification, or (ii) contribution under the Securities Act may be required on the part of any indemnified party, then the indemnifying party in lieu of indemnifying such

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         indemnified party hereunder shall contribute to the amount paid or payable by such indemnified party as a result of such Damages in such proportion as is appropriate to reflect the relative fault of the indemnifying parties on the one hand and of the indemnified parties on the other in connection with the statements or omissions which resulted in such Damages as well as any other relevant equitable considerations. The relative fault of the indemnifying parties and of the indemnified parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party, or by the indemnified party, and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                  The parties further agree that it would not be just and equitable if contribution pursuant to this Section 4.6(d) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the Damages referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim. Notwithstanding the provisions of this Section 4.6(d), in no event shall any contribution under this Section 4.6(d) exceed the net proceeds from the offering received by such Eligible Holder. No person guilty of fraudulent misrepresentations (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                  (e) The obligations of the Company and Eligible Holders under this Section 4.6 shall survive the completion of any offering of Registrable Securities.

         4.7. Amendment of Registration Rights. Any provision of this Article IV may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Majority Holders. Any amendment or waiver effected in accordance with this Section 4.7 shall be binding upon each holder of Registrable Securities, each future holder of all such securities, and the Company.


         V    Miscellaneous

         5.1. Legend. The following legend shall be noted conspicuously on all certificates representing shares of Shares heretofore or hereafter issued which are subject to the terms of this Agreement:


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         "The shares represented by this certificate are subject to restrictions on transfer and voting, as provided in an agreement dated November 18, 1996 among the Company and certain of its stockholders, a copy of which is on file with the Secretary of the Company."


Each person signing this Agreement other than the Company agrees severally and not jointly to deliver to the Company, as promptly as possible but in any event within ten business days from the date of this Agreement, certificates representing shares of Shares owned by him for legending.

         5.2. Transfers. The Company agrees not to effect a transfer on its books of any Shares which are subject to the terms of this Agreement except in accordance with such terms.

         5.3. Secretary to Retain Copy. A copy of this Agreement shall be filed with the Secretary of the Company.

         5.4. Stock Changes. The provisions of this Agreement shall be deemed to apply equally to any Shares or other securities distributed in respect of Shares.

         5.5. Further Actions. At any time and from time to time each party agrees, at its or his expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

         5.6. Availability of Equitable Remedies. Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, in addition to any other right or remedy available to him, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of this Agreement, and in either case no bond or other security shall be required in connection therewith, and the parties hereby consent to such injunction and to the ordering of specific performance.

         5.7. Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements among them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

         5.8. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the Purchase Agreement or, in the case of a person who becomes a Stockholder after the date of this Agreement, at the address of such party as reflected on the books and records of the Company (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 5.8). Notices to the estate of a Stockholder shall be sufficient if addressed to the Stockholder as provided in this Section 5.8. Except as otherwise specifically provided in this Agreement, any notice given by certified mail shall be deemed given at the time of certification thereof except for a notice changing a party's address which shall be deemed given at the time of receipt thereof.

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




         5.9. Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

         5.10. Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and the respective successors and assigns of the corporate parties hereto and the respective assigns, heirs, and personal representatives of the individual parties hereto, and shall inure to the benefit of the indemnified parties under Article IV.

         5.11. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Section 5.10).

         5.12. Separability. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

         5.13. Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         5.14. Pronouns. Any masculine personal pronoun shall be considered to mean the corresponding feminine or neuter personal pronoun, as the context requires.

         5.15. Counterparts; Governing Law. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of New York (except with respect to matters governed by the General Corporation Law of the State of Delaware), without giving effect to conflict of laws.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.


                                       XECHEM INTERNATIONAL, INC.


                                       By /s/ Ramesh C.  Pandey
                                          ----------------------------------
                                              Ramesh C. Pandey, President




                                          /s/ Ramesh C.  Pandey
                                          ----------------------------------
                                              Ramesh C. Pandey



                                          /s/ David Blech
                                          ----------------------------------
                                              David Blech


AGREED AS TO SECTION 3.2:


         /s/ Brian Arenare
         ---------------------------
         Brian Arenare


         /s/ Lester A. Mitscher
         ---------------------------
         Lester A. Mitscher

                                      13